EXHIBIT A



AT THE COMPANY                        AT THE FINANCIAL RELATIONS BOARD
--------------                        --------------------------------
David J. Frear                        Marianne Stewart - Gen Info (212) 661-8030
V.P. and Chief Financial Officer      Jordan Darrow - Analyst (212) 661-8030
(301) 258-3332                        Wendy Shapiro - Media (212) 661-8030

FOR IMMEDIATE RELEASE
---------------------
December 16, 1996

              ORION NETWORK SYSTEMS TO ACQUIRE PARTNERS' INTERESTS
              ----------------------------------------------------

          Contracts for Construction and Launch of Additional Satellite
          -------------------------------------------------------------

ROCKVILLE, MD, December 16, 1996 -- Orion Network Systems, Inc. (NASDAQ: ONSI) announced today that it has agreed to acquire all of the interests which it does not already own in the Orion Atlantic partnership. Orion Network Systems currently owns 41.7% of Orion Atlantic, a limited partnership formed in 1991 to construct, launch and operate communications satellites over the Atlantic Ocean. The partners whose interests are being acquired by the Company are British Aerospace, ComDev, Kingston Communications, Lockheed Martin, Matra Hachette and Nissho Iwai Corp.

Orion will exchange approximately $122 million of convertible preferred stock for the acquired interests. The preferred stock will be convertible into common stock at $17.50 per share, representing approximately seven million common shares. The acquisition, which is expected to be completed in the first quarter, 1997, is subject to stockholder approval and the refinancing of approximately $210 million of existing Orion Atlantic partnership bank debt.

In connection with the acquisition, British Aerospace will invest approximately $50 million in convertible securities of Orion, representing approximately 3.5 million common shares.

Orion's first satellite, located over the Atlantic Ocean, has been operational since January 1995, and serves Europe, the United States to the Rocky Mountains and portions of Canada and Mexico. Orion recently announced a major expansion of its international satellite communications services into the Asia Pacific region with the signing of an $89 million agreement with DACOM, a major Korean telecommunications common carrier, for satellite communications capacity to serve the Korean peninsula. Hughes Space -more-and Communications International, Inc. has been selected to construct and launch Orion's Asia Pacific regional satellite. The Asia Pacific satellite is expected to be operational by the fourth quarter 1998. The Company expects to arrange permanent financing for the Asia Pacific satellite by the second quarter of 1998.

Orion today also announced the signing of a contract for the construction and launch of a satellite which will provide expanded capacity and coverage of Europe, Russia, South America and the eastern U.S. Construction of this satellite will commence coincident with Orion's acquisition of the Orion Atlantic partnership interests. It will be constructed by Matra Marconi Space and launched by Lockheed Martin's Atlas IIAS launch vehicle in the second quarter of 1999. The Company expects to arrange permanent financing for this satellite by the second quarter of 1998.

Orion Network Systems President and Chief Executive Officer, W. Neil Bauer, commented "Elimination of the complex partnership will greatly simplify our corporate structure and significantly increase our equity base. Our current operations have demonstrated the existence of significant demand for satellite communications services such as private business networks, video distribution and direct-to-home video (DTH). With three operational satellites, Orion will be capable of providing global communications services to over 75% of the world's population with an emphasis on areas with relatively underdeveloped communications infrastructure."

Orion Network Systems is an international satellite communications company that provides private, multimedia, network communications services directly to multinational businesses via small receiving antennas which bypass terrestrial infrastructures. It also transmits video communications for television and other program distribution services. Orion currently serves over 150 customers throughout North America, Europe and Latin America, including Amoco, Amway, AT&T, BBC World Services, Citibank, Colgate Palmolive, Pepsi Cola International, Viacom and Westinghouse.

                                      # # #






                                       A-2